Exhibit 12

THE LACLEDE GROUP, INC. AND SUBSIDIARY COMPANIES

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	March 31,	September 30,
(Thousands of Dollars)	2007	2006	2005	2004	2003	2002

Income before interest
charges and income taxes	$100,481	$108,783	$91,435	$84,196	$80,270	$60,440
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	4,705	4,514	3,250	2,333	2,873	2,662
Total Earnings	$105,186	$113,297	$94,685	$86,529	$83,143	$63,102

Interest on long-term debt –
Laclede Gas	$22,295	$22,329	$22,835	$22,010	$20,169	$20,820
Other interest	15,059	13,850	7,714	6,804	6,802	4,989
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	4,705	4,514	3,250	2,333	2,873	2,662
Total Fixed Charges	$42,059	$40,693	$33,799	$31,147	$29,844	$28,471

Ratio of Earnings to Fixed
Charges	2.50	2.78	2.80	2.78	2.79	2.22

LACLEDE GAS COMPANY

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	March 31,	September 30,
(Thousands of Dollars)	2007	2006	2005	2004	2003	2002

Income before interest
charges and income taxes	$70,920	$72,077	$72,092	$73,956	$76,274	$56,154
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,363	1,291	938	538	457	315
Total Earnings	$72,283	$73,368	$73,030	$74,494	$76,731	$56,469

Interest on long-term debt	$22,295	$22,329	$22,835	$22,010	$20,169	$20,820
Other interest	11,431	10,236	4,076	3,192	3,752	4,285
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,363	1,291	938	538	457	315
Total Fixed Charges	$35,089	$33,856	$27,849	$25,740	$24,378	$25,420

Ratio of Earnings to Fixed
Charges	2.06	2.17	2.62	2.89	3.15	2.22